Exhibit 11

INTERNATIONAL PAPER COMPANY
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Earnings (loss) from continuing operations	$313	$(88)
Discontinued operations	—	(7)
Net earnings (loss)	313	(95)
Effect of dilutive securities	—	—
Net earnings - assuming dilution	$313	$(95)
Average common shares outstanding	421.2	435.6
Effect of dilutive securities
Restricted stock performance share plan	2.5	—
Stock options	—	—
Average common shares outstanding - assuming dilution	423.7	435.6
Earnings (loss) per common share from continuing operations	$0.74	$(0.20)
Discontinued operations	—	(0.01)
Net earnings (loss) per common share	$0.74	$(0.21)
Earnings (loss) per common share from continuing operations - assuming dilution	$0.74	$(0.20)
Discontinued operations	—	(0.01)
Net earnings (loss) per common share - assuming dilution	$0.74	$(0.21)

Note: If an amount does not appear in the above table, the security was antidilutive for the periods presented.

(1)	Attributable to International Paper Company common shareholders.